For Immediate Release

Asure Software Announces Receipt of Letter from Nasdaq to Delist Securities and Nasdaq’s Subsequent Grant of Hearing Request to Appeal Its Decision

Austin, Texas, November 20, 2009.  Asure Software (NASDAQ: ASUR), a leading provider of workforce management software, announced that on November 18, 2009, it received a letter from Nasdaq stating that due to not satisfying the minimum $1.00 bid price per share requirement per Listing Rule 5810(c)(3)(A)(i), its stock would be delisted from Nasdaq’s Capital Markets by November 30, 2009.  However, on November 18, 2009, Nasdaq also granted Asure Software a hearing request to appeal the Nasdaq staff’s decision.  The hearing is currently scheduled to be held on December 10, 2009 and delisting will be suspended pursuant to the hearing.

On December 17, 2009, Asure’s shareholders will be asked to vote on a proposal to effect a 10-for-1 reverse split which – if approved – Asure believes will satisfy Nasdaq’s minimum bid price per share requirement.  Asure intends to present this information to Nasdaq’s Hearings Panel in December in an effort to pursue continued listing on Nasdaq’s Capital Markets.

About Asure Software

Headquartered in Austin, Texas, Asure Software, (d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure’s market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties, which include those associated with continued listing of the Company's securities on the NASDAQ Capital Market, could cause actual results to differ from those contained in the forward-looking statements.

For further information contact:

Lisa Flynn, Asure Software: (512) 437-2678